For Immediate Release

Level One Bancorp Announces Fourth Quarter Cash Dividend

Farmington Hills, MI – December 19, 2019 – Level One Bancorp, Inc. (“Level One”) (Nasdaq: LEVL) announced that the Board of Directors of Level One had declared a quarterly cash dividend on its common stock of $0.04 per share payable on January 15, 2020, to shareholders of record on December 31, 2019.

Level One Bancorp, Inc. is the holding company for Level One Bank, a full-service commercial and consumer bank headquartered in Michigan with assets of approximately $1.51 billion as of September 30, 2019. The Company operates twelve banking centers throughout Southeast Michigan and West Michigan. For more information, visit www.levelonebank.com.

For further information:

Media Contact:	Investor Relations Contact:
Nicole Ransom	Peter Root
(248) 538-2183	(248) 538-2186